HomeTrust Bancshares, Inc. Clawback Policy Last Revised: November 7, 2023

HomeTrust Bancshares, Inc. Clawback Policy Page 2 of 5 Table of Contents Policy Statement ............................................................................................................................................ 3 Definitions ...................................................................................................................................................... 3 Application of the Policy ............................................................................................................................... 3 Recovery Period ............................................................................................................................................ 3 Erroneously Awarded Compensation .......................................................................................................... 3 Recovery Exceptions ..................................................................................................................................... 4 Committee Decisions ..................................................................................................................................... 4 No Indemnification ........................................................................................................................................ 4 Agreement to Policy by Executive Officers.................................................................................................. 4 Exhibit Filing Requirement ........................................................................................................................... 4 Amendment ................................................................................................................................................... 5 Clawback Policy Acknowledgement ............................................................................................................ 5 Policy Approval History ................................................................................................................................ 5

HomeTrust Bancshares, Inc. Clawback Policy Page 3 of 5 Policy Statement The Board of Directors (the “Board”) of HomeTrust Bancshares, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (this “Policy”), which provides for the recovery of certain incentive compensation in the event of an accounting restatement. The Company has adopted this Policy as a supplement to any other clawback policies or provisions in effect now or in the future at the Company. To the extent this Policy applies to compensation payable to a person covered by this Policy, it shall supersede any other conflicting provision or policy maintained by the Company and shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if such other policy or provision provides that a greater amount of such compensation shall be subject to clawback, such other policy or provision shall apply to the amount in excess of the amount subject to clawback under this Policy. This Policy shall be interpreted to comply with the clawback rules found in 17 C.F.R. §240.10D and the related listing rules of the national securities exchange or national securities association (the “Exchange”) on which the Company has listed securities, and, to the extent this Policy is any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules. Definitions The terms “Executive Officer,” “Incentive-Based Compensation,” and “Received” shall have the same meaning as defined in Rule 10D-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Application of the Policy This Policy shall only apply in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the Federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements. Recovery Period The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 2; provided that the individual served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to Exchange Act Rule 10D-1(b)(1)(ii). (a) Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received (1) while the Company has a class of securities listed on an Exchange and (2) on or after November 1, 2023. (b) Exchange Act Rule 10D-1(b)(1)(i)(D) governs the circumstances under which this Policy will apply to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year. Erroneously Awarded Compensation The amount of Incentive-Based Compensation subject to the Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based- Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Company’s financial statements and shall be computed without regard to any taxes paid.

HomeTrust Bancshares, Inc. Clawback Policy Page 4 of 5 (a) For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange. Recovery Exceptions The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a) or (b) below apply. The Compensation and Human Capital Committee of the Board of Directors (the “Committee”) shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance by the Securities and Exchange Commission, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement. (a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Committee has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange, as required. (b) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. Committee Decisions Decisions of the Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy, unless determined by a court of competent jurisdiction to be an abuse of discretion. No Indemnification Notwithstanding anything to the contrary in any other policy of the Company, the governing documents of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation. Agreement to Policy by Executive Officers The Committee shall take reasonable steps to inform Executive Officers of this Policy and the Executive Officers shall acknowledge receipt and adherence to this Policy in writing. Exhibit Filing Requirement A copy of this Policy and any amendments thereto shall be filed as an exhibit to the Company’s Annual Report on Form 10-K.

Amendment

The Board may amend, modify or supplement all or any portion of this Policy at any time and from time to time in its discretion.

Clawback Policy Acknowledgement

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the HomeTrust Bancshares Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the "Policy") and that I have been provided a copy of the Policy. In the event of any inconsistency between the Policy and the terms of any employment or similar agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. If the Committee determines that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

Signature	Title	Date
/s/ C. Hunter Westbrook C. Hunter Westbrook	President, CEO & Vice Chairperson of the Board	November 21, 2023
/s/ Tony J. VunCannon Tony J. VunCannon	EVP, CFO, Corporate Secretary & Treasurer	November 21, 2023
/s/ Marty T. Caywood Marty T. Caywood	EVP & Chief Information Officer	November 21, 2023
/s/ Lora Jex Lora Jex	EVP & Chief Risk Officer	November 21, 2023
/s/ Keith J. Houghton Keith J. Houghton	EVP & Chief Credit Officer	November 21, 2023
/s/ Megan Pelletier Megan Pelletier	EVP & Chief Operations and People Officer	November 21, 2023
/s/ John Sprink John Sprink	EVP & Commercial Banking Group Executive	November 21, 2023
/s/ Kristin Y. Powell Kristin Y. Powell	EVP & Consumer and Business Banking Group Executive	November 21, 2023

Policy Approval History

Date Approved	Annual Review (No Changes)	Annual Review (with Changes)	Material Interim Changes	Immaterial Interim Changes
Comp Committee Approval 11/21/23				

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